Exhibit 19.1

Statement of Policy Regarding Insider Trading
(Amended and Restated Effective January 29, 2025)
To:    All directors, officers and employees of and consultants to PetMed Express, Inc. and its subsidiaries (collectively, the “Company”)
Introduction
The purpose of this memorandum is to remind you of your obligation as a director, officer or employee of, or consultant to, the Company to treat and keep material non-public information about the Company as confidential, and to not purchase or sell securities of PetMed Express, Inc. while you have knowledge of such material non-public information.
It is the policy of the Company to prohibit all employees, officers, and members of the board of directors (“Directors”) from purchasing or selling Company securities (e.g., stocks, bonds, options, etc.) based upon material non-public information about the Company. In addition, all employees, officers, directors, and consultants to the Company are prohibited from disclosing material non-public information about the Company to another person who may in turn trade in the Company’s securities. It is also the policy of the Company to prohibit purchases or sales of the securities of any publicly-traded company based on material non-public information about such company that was obtained in the course of service with the Company.
Restrictions on Trading Securities Based on Insider Information
Your Relationship With the Company
In the course of your employment with, or consultancy to, the Company or because of your relationship as a director, officer or employee, you may come into possession of confidential information concerning the Company. Much of this information has a potential for affecting the market price of shares of PetMed Express, Inc. Under some circumstances, federal securities law would impose potentially onerous civil and criminal penalties on persons who improperly obtain or use material non-public information about the Company in connection with a purchase or sale of its securities.
Liability of the Company for Insider Trading Violations
In addition to creating criminal and civil penalties for employees, officers, directors and consultants who purchase or sell PetMed Express, Inc. securities based upon material, non-public information, federal law empowers the Securities and Exchange Commission (“SEC”) to seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation” i.e., the Company. Thus, the Company may also be subject to civil penalties for insider trading violations committed by employees, officers or directors.
Application of the Law; Material Non-Public Information

Exhibit 19.1
The federal and state securities laws prohibit insider trading. Insider trading is the buying or selling of PetMed Express, Inc. securities (i.e., stocks, bonds, options, etc.) based upon “material non-public information” about the Company. These laws also prohibit you from “tipping” or disclosing such information to others, such as a friend or relative, who may then trade in Company securities on the basis of that information. These rules also apply to buying or selling securities of any other public company based on important information that is not known to the public and that was obtained in the course of service at the Company. To be clear, any violation of these laws could subject you, the Company, and the Company’s management to civil and criminal liability and penalties, including imprisonment. There is no exception for “minor” trades--state and federal law enforcement have successfully prosecuted insider trading involving only a small number of shares, modest profits or even where the insider trading avoided losses.
“Non-public” information consists of information that is not generally known or available to the public. Information is generally not considered to be known or generally available to the public until it has been released broadly to the marketplace (such as by a press release or a SEC filing), and enough time has elapsed to permit the investment market to absorb and evaluate the information. Once information is broadly released to the public, it will normally be regarded as absorbed and evaluated within two business days after the information has been broadly released.
“Material” information is information that a reasonable investor would consider important in deciding to buy, sell, hold, or short, PetMed Express, Inc. securities. Information may be important for this purpose even if it would not alone determine an investor’s decision. Material information can be favorable or unfavorable. Examples that could be considered material include (but are not limited to) unannounced or unexpected results of operations; news of a significant pending transaction such as a proposed merger, acquisition, tender offer, exchange offer, major sales, or other commercial agreement; establishment of new line of business; an intended or actual sale of significant assets or the disposition of all or substantially all of a subsidiary; changes in dividend policies, the declaration of a stock split or the offering of additional securities; changes in management; significant joint ventures; introductions of significant new products or services; impending bankruptcy or financial liquidity problems; or the gain or loss of a substantial customer or supplier. Of course, there are numerous other examples of material information and the determination will necessarily depend on the circumstances existing at the time including but not limited to unusually high or low sales of a certain product, overall sales data, financial results, forecasts, changes in senior management, strategic decisions, new contracts or transactions with other companies, and actual or threatened litigation.
“Material non-public information” is information that is both material and non-public. It is also sometimes referred to as “Inside Information” or “Insider Information.”

Exhibit 19.1
Statement of Company Policy
Outright Restriction Against Trading When in Possession of Material Non-Public Information
All employees, officers, directors, and consultants to the Company are prohibited from purchasing or selling PetMed Express, Inc. securities (e.g., stocks, bonds, options, etc.) based on material non-public information about the Company.
No Tipping
Employees, officers, directors, and consultants to the Company are prohibited from (i) “tipping” or disclosing material non-public information about PetMed Express, Inc. to another person so that they or others can buy or sell PetMed Express, Inc. securities, and (ii) recommending trading in PetMed Express, Inc. securities to another person based upon material non-public information.
Employees, officers, directors, and consultants to the Company are also prohibited from (i) “tipping” or disclosing material non-public information about any other publicly-traded company with whom PetMed Express, Inc. has a business relationship to another person so that they or others can buy or sell securities of such company, and (ii) recommending the trading in such company’s securities to another person based on material non-public information that you know about such company that was obtained in the course of your service with PetMed Express, Inc.
Blackout Period
All Employees, officers and directors are prohibited from buying and selling the Company’s securities except during the specified trading “window” period for each quarter.
The trading window will open on the second business day after the public release by the Company of any financial or other material information. Trading windows open due to the public release of financial information shall close on the 15th calendar day of the last month of the fiscal current quarter. The Company can announce a new blackout period at any time.

Two exceptions are hereby created to the requirements of the blackout period:
(1) to allow for the selling of the Company’s securities only to independent institutional investors and only with the express authorization of the following individuals: either the Chairman of the Board or Chief Executive Officer of the Company (depending on the identity of the seller), and two (2) independent board members. Additionally, either of the two (2) independent board members may require that legal counsel be contacted in order to discuss the propriety of the sale.
(2) to allow for the selling of the Company’s securities pursuant to a previously filed 10b5-1 plan.

Exhibit 19.1
Hedging of Company Stock; Short Sales
Employees, directors, officers, and consultants to the Company are prohibited from entering into any transaction designed to hedge, or having the effect of hedging, the economic risk of owning the Company’s stock. Examples of transactions that fall within this prohibition include trading in options, puts, calls and other similar instruments related to Company stock. In addition, employees, directors, officers and consultants to the Company are prohibited from engaging in short sales (i.e. selling securities you do not own) of PetMed Express, Inc. securities. Regardless of any other provision of this Policy, the prohibitions set forth in this section are not eligible for the granting of an exception.
Margin Accounts and Pledges
Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or be foreclosed upon by the lender if you default on the loan. A margin or foreclosure sale that occurs when you are aware of material non-public information may result in unlawful insider trading. As a result, directors, officers, and employees are prohibited from holding PetMed Express, Inc. securities in a margin account that can be sold without your consent and from pledging PetMed Express, Inc. securities as collateral for a loan.
Family Members
No director, officer, employee or consultant may permit any member of his or her immediate family or anyone on his or her behalf (“Related Persons”), or anyone to whom he or she has disclosed material, non-public information, to purchase or sell such securities in violation of the insider trading laws or the policies of the Company. It must be stressed that it is the personal responsibility of each such person to ensure his or her compliance with the laws and regulations applicable to his or her sales and purchases of securities, and that the Company has no obligation to any such person to ensure such compliance.
Other Companies
Due to the acquisition nature of our business, you may become privy to material non-public information of other companies, such as companies with which we may be negotiating transactions. All employees, officers, directors, and consultants to the Company are also prohibited from purchasing or selling the securities of any other publicly-traded company with whom PetMed Express, Inc. has a business relationship based on material non-public information about such company that was obtained in the course of your service with PetMed Express, Inc. or the related company.
Additional Restrictions for Directors, Officers, direct reports to the CEO and certain administrative assistants and designated employees
Standing Orders/10b5-1 Plans. A standing order placed with a broker to purchase or sell PetMed Express, Inc. securities at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you

Exhibit 19.1
are aware of material non-public information may result in unlawful insider trading even if you were not aware of the material non-public information when you placed the order. As a result, directors and officers are prohibited from placing standing orders that are longer than one day for PetMed Express, Inc.
An exception to this prohibition are plans created consistent with Rule 10b5-1 of the Securities Exchange Act of 1934, which provides a “safe harbor” (i.e. an affirmative defense) from insider trading liability under the federal securities laws for trading plans that meet certain requirements. The Company requires that all 10b5-1 plans in PetMed Express, Inc. securities for directors and officers be approved in advance by Chief Financial Officer. Trades in PetMed Express, Inc. securities that are executed pursuant to an approved 10b5-1 plan are not subject to the prohibitions on trading contained in this policy.
Short Swing Transactions. Directors and those senior officers who are subject to Section 16 of the Securities Exchange Act of 1934 (“Reporting Persons”) must refrain from engaging in "short swing" transactions in PetMed Express, Inc. securities prohibited under Section 16. As a general rule, this requirement means that a Reporting Person may not purchase any PetMed Express, Inc. securities if the Reporting Person sold similar securities within the prior six (6) months; and a Reporting Person may not sell any PetMed Express, Inc. securities if the Reporting Person purchased similar securities within the last six (6) months. However, the exercise of a stock option or sale of stock previously granted under PetMed Express, Inc.’s Board-approved equity plans shall not be treated as either a “purchase” or “sale” for purposes of the short swing transaction restrictions nor would the granting or purchase of stock under any Board-approved Company equity plan or stock purchase plan, respectively, be considered a "purchase" for purposes of short swing transaction restrictions.
Pre-Clearance of Trades. Directors, officers and direct reports to the CEO, and each of their administrative assistants, must refrain from engaging in any transaction involving the Company’s securities without first obtaining pre-clearance of the transaction from the Compliance Officer by completing the pre-clearance form attached as Exhibit A to this policy. In addition, as listed on Schedule I, the Company has determined that certain other designated employees and agents of the Company that may have regular or special access to material non-public information must refrain from engaging in any transaction involving the Company’s securities without first obtaining pre-clearance of the transaction from the Compliance Officer by completing the pre-clearance form attached as Exhibit A to this policy. The Compliance Officer may not engage in a transaction involving the Company’s securities unless the Chief Executive Officer has pre-cleared the transaction. The titles of the individuals subject to pre-clearance requirements are listed on Schedule I. From time to time, the Company may identify other persons subject to the pre-clearance requirements set forth above, and the Compliance Officer may update and revise Schedule I as appropriate and upon doing so shall provide notice to the persons added to or removed from Schedule I.

Exhibit 19.1
These pre-clearance procedures are intended to decrease insider trading risks associated with transactions by individuals with regular or special access to material non-public information. In addition, requiring pre-clearance of transactions by directors and officers facilitates compliance with Rule 144 resale restrictions under the Securities Act of 1933, as amended, and the liability and reporting provisions of Section 16 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Pre-clearance of a trade, however, is not a defense to a claim of insider trading and does not excuse you from otherwise complying with insider trading laws or this Policy. Further, pre-clearance of a transaction does not constitute an affirmation by the Company or the Compliance Officer that you are not in possession of material non-public information. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction.
Reporting Requirements
Section 16 Reports. Reporting Persons must file certain reports with the SEC when they engage in transactions involving PetMed Express, Inc. securities.
Rule 144 Reports. If required, directors, officers and employees must notify the SEC of their intention to sell PetMed Express, Inc. securities in the open market by filing a SEC Form 144 in accordance with the existing rules regarding Form 144 filings. This form is generally prepared and filed by your broker and is in addition to any required Section 16 reports.
Corrective Action
Any violation of this Company policy may serve as grounds for immediate termination of employment for cause of the person violating the policy, and may result in the Company seeking reimbursement from such person for any consequential damages or other injury suffered by the Company.
Further Assistance
Any person who has a question concerning the propriety of a proposed transaction or about the Company’s policy may obtain additional guidance from the Company’s Chief Financial Officer or General Counsel.